LABOR CONTRACT

Party A (herein after referred as “Employer”): Hainan Zhonghe Pharmaceutical Co., Ltd.

Party B (here in after referred as “Employee”): Lin Yan

Signed date: January 1, 2009

This Labor Contract (hereinafter referred as “Contract”) is signed in accordance with the “Labor Law of People's Republic of China" and “Law of The People’s Republic of China on Employment Contracts” and other laws and regulations on a mutuality voluntary and consultation basis by and between the following Employer and Employee, both Employer and Employer agree to and abide by the following terms and provisions of this Contract.

Article 1 The General Conditions of Employer and Employer
1.1	Employer: Hainan Zhonghe Pharmaceutical Co., Ltd.
Address: Free Trade Zone, No.168 Nanhai Street, Haikou
Legal Representative or Principal in Charge: Cui Xueyun

1.2	Employee: Lin Yan
General: Female
Identification Card No.: 460001197108090727

Article 2 Term of the Contract
2.1 The term of this Contract shall be 5 years from January 1, 2009 to December 31, 2013.
2.2 Probation Period
No probation period.

Article 3 Work Content & Job Location
3.1 The Employee agrees to hold the position of Chief Accounting Officer with the department of finance and shall take up her duties due to Employer’s business need.
3.2 The Employee shall work in Haikou subject to the functions and features of working post.
3.3 The Employee shall complete quality work in a timely manner according to requirement defined by the Employer.

Article 4 Working hour & Rest & Vocation
4.1 The normal working hours of the Employee shall be a standard working hour system of 8 hours a day and 5 days a week permitting 1 off-day at minimum.
4.2 The Employee is entitled to all legal holidays and other paid leaves of absence in accordance with the relevant laws and regulations of the PRC.

Article 5 Remuneration
51 The wages of the Employee shall be monthly paid by the Employer abide by city minimum wage. The wage of the Employee is RMB2000_per month.
5.2 The Employer shall pay wage in legal currency, and shall not pay wage in kind or portfolio.
5.3 In the event that the Employer adjusts the Employee’s wage level pursuant to business status or according to wage distribution method set up in conformity with the relevant rules, the Employee shall raise a protest within 60 days otherwise it will be deemed agreement.
5.4 The Employer shall pay the Employee’s wage on 15th of month, wage shall be paid on the nearest working day in advance in the event of holidays or weekends.
5.5 In the event the Employer arranges the Employee to work overtime, the Employer shall pay the Employee overtime compensation in accordance with Article No.44 of the “Labor Law of People's Republic of China".

Article 6 Social Security & Welfare
6.1 The Employer will pay for all mandatory social security programs such pension insurance, unemployment insurance, medical insurance on the Employee’s behalf according to the relevant government and province regulations, and shall handle the relwwated procedures.
6.2 During the Employee’s employment with the Employer, in the event of the Employee’s sickness or non-job related injuries, the Employer shall set the Employee’s medical treatment in accordance with government and province requirements.
6.3 During the Employee’s employment with the Employer, in the event of the Employee’s occupational diseases or work related injuries, the Employer shall set the Employee’s medical treatment in accordance with government and province requirements.

Article 7 Working Protection & Working Conditions
7.1 The Employer shall provide the Employee with occupational safety and health conditions conforming to the provisions of the government rules and necessary articles of labor protection to guarantee the safety and health during the working process.
7.2 The Employer shall establish safety production system in accordance with national law and regulations; the Employee shall strictly abide by the rules of safe operation in the process of her work, work in violation of regulations shall be strictly forbidden, and so shall be sure to reduce the occupational hazard.
7.3 The Employer shall set up and perfect safety systems, strengthen management to improve protection level for occupational hazard.

Article 8 Dissolution or Termination of the Contract
8.1 The dissolution or termination of the Contract between and by the Employer and the Employee shall abide by “Labor Law of People's Republic of China" and relevant government and province’s laws and regulations
8.2 The Employer shall provide the Employee a certification attesting the dissolution or termination of the employment, and deal with relevant procedures regarding the Employee’s migration of social security and archives within 15 days.
8.3 The Employee shall finish the handover procedure as defined by both parties. The compensation, if any, shall be settled on the date of handover.

Article 9 Disputes
Where a labor dispute between the parties takes place during the performance of this Contract, the parties concerned may apply to labor mediation committee of Employer’s unit for mediation; if the mediation fails and one of the parties requests for arbitration, that party may apply to the labor dispute arbitration committee for arbitration. Either party may also directly apply to the labor dispute arbitration committee for arbitration. If one of the parties is not satisfied with the adjudication of arbitration, the party may bring the case to a people's court.

Article 10 Other Covenants
10.1 Matters not mentioned herein or contrary to national, provincial regulations shall be settled in accordance with such regulations.
10.2 This Contract is in two copies for the Employer and the Employee.

/s/ Hainan Zhonghe Pharmaceutical Co., Ltd.
Hainan Zhonghe Pharmaceutical Co., Ltd.

/s/ Yan Lin
Yan Lin
January 1, 2009